SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2016

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2016, Systemax Inc. (the “Company”) and certain of its direct and indirect wholly owned subsidiaries (together with the Company, the “Borrowers”) entered into a Third Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the lenders from time to time party thereto, (the “Credit Agreement”), in order to amend and extend the Company’s existing credit facility.  This Credit Agreement amends and replaces the Second Amended and Restated Credit Agreement dated as of October 27, 2010, as amended.

The terms and conditions of the Credit Agreement provide for an aggregate commitment of up to $75 million. Borrowing availability is subject to a borrowing base that takes into account eligible receivables and eligible inventory.  The new five year facility will be available to the Company and certain of its domestic subsidiaries until the maturity date of October 28, 2021.

The interest rate under the Credit Agreement is computed at applicable market rates based on the LIBO Rate, the NYFRB Rate or the Prime Rate, plus an applicable margin. The applicable margin varies based on borrowing base availability.

The Company’s ability to borrow amounts under the Credit Agreement is subject to its compliance with certain financial and operating covenants, and compliance with other terms and conditions contained in the credit documents, typical for credit facility transactions of this type.

To secure the Company’s obligations under the Credit Agreement, the parties have also entered into the Third Amended and Restated Pledge and Security Agreement, dated October 28, 2016 (the “Pledge Agreement”).  Pursuant to the Pledge Agreement the Borrowers’ obligations under the Credit Agreement are secured by substantially all the Borrowers’ assets including all accounts, accounts receivable, inventory and certain other assets, subject to limited exceptions, including the exclusion of certain foreign assets from the collateral.

The Credit Agreement includes customary events of default and lender’s remedies for facilities of this nature.

The foregoing descriptions of the Credit Agreement and the Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the Third Amended and Restated Credit Agreement and the Pledge Agreement.

A copy of the Credit Agreement and Pledge Agreement are each filed as an exhibit to this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          On October 31, 2016 the Company reported that Thomas "Tex" Clark has been appointed as Chief Financial Officer of the Company, effective immediately. During the past ten years, Mr. Clark has served in a number of senior financial positions at the Company, most recently as Controller of the Industrial Products Group. Previously he held the positions of Director of Finance of the Company, and Manager of Financial Planning & Analysis at the Company.

Mr. Clark, 34, obtained his Bachelor’s degree and Master of Business Administration from the University of Miami.

The position of Chief Financial Officer was previously held on an interim basis by Larry Reinhold, CEO of the Company.

A press release regarding Mr. Clark’s appointment was issued by the Company on October 31, 2016, a copy of which was filed as an exhibit to the Form 8-K filed on October 31, 2016.

9.01.	Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibits are filed herewith:

Exhibit Number	Description

10.1
Third Amended and Restated Credit Agreement dated as of October 28, 2016, by and among Systemax Inc. and certain affiliates thereof and JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the lenders from time to time party thereto.

10.2
Third Amended and Restated Pledge and Security Agreement dated as of October 28, 2016, by and among Systemax Inc. and certain affiliates thereof and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders party to the Third Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

Date:	November 3, 2016

		By:	/s/ Eric Lerner
		Name:	Eric Lerner
		Title:	Senior Vice President

Exhibit Index

10.1
Third Amended and Restated Credit Agreement dated as of October 28, 2016, by and among Systemax Inc. and certain affiliates thereof and JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the lenders from time to time party thereto.

10.2
Third Amended and Restated Pledge and Security Agreement dated as of October 28, 2016, by and among Systemax Inc. and certain affiliates thereof and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders party to the Third Amended and Restated Credit Agreement.